EXHIBIT 99.1

Immunomedics Announces Positive Results from Phase 3 ASCENT Study of TRODELVY™ in Previously-Treated Patients with Metastatic Triple-Negative Breast Cancer (mTNBC)

Trodelvy significantly improved progression-free survival (PFS) and overall survival (OS) in previously-treated brain metastasis negative patients with advanced mTNBC

The safety profile of Trodelvy was consistent with the FDA-approved label and no new safety signals were observed

Trodelvy is the first antibody-drug conjugate (ADC) shown to improve clinical outcomes in people with relapsed or refractory mTNBC who have received two prior therapies

sBLA submission seeking full approval planned for later this year

Company to host conference call and webcast today at 8:00 a.m. Eastern Time

MORRIS PLAINS, N.J., July 06, 2020 (GLOBE NEWSWIRE) --  Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates, today announced that the confirmatory Phase 3 ASCENT study of Trodelvy (sacituzumab govitecan-hziy) met its primary endpoint of progression-free survival (PFS), as well as key secondary endpoints in brain metastasis negative patients with mTNBC who have previously received at least two prior therapies for metastatic disease.

“The results of the global Phase 3 ASCENT study confirm our initial observations that sacituzumab govitecan has the potential to change the standard management of mTNBC. Based on these data, sacituzumab govitecan has set a new benchmark in scientific and clinical innovation for patients with mTNBC by offering a novel alternative to the common drugs currently in clinical practice. Importantly, the ASCENT topline data also validate the manageable safety profile of sacituzumab govitecan, rendering it a good partner candidate for combination with other therapies, including immunotherapy,” stated the study principal investigator, Aditya Bardia, MD, MPH, Director of Precision Medicine at the Center for Breast Cancer, Mass General Cancer Center and Assistant Professor of Medicine at Harvard Medical School.

In the ASCENT study, Trodelvy demonstrated a statistically significant improvement in the primary endpoint of PFS compared to chemotherapy, with a hazard ratio of 0.41 (95% confidence interval (CI), 0.32-0.52). The median PFS for patients treated with Trodelvy was 5.6 months (95% CI, 4.3-6.3), compared to 1.7 months (95% CI, 1.5-2.6) for chemotherapy (p<0.0001). Trodelvy also met key secondary endpoints of the study, including overall survival and objective response rate. The safety profile of Trodelvy observed in the ASCENT study remained consistent with the U.S. Food and Drug Administration (FDA)-approved label, with neutropenia and diarrhea as the most common Grade 3 or 4 adverse events and no new safety signals were observed. Full results will be presented at an upcoming medical conference.

“Given the poor prognosis associated with mTNBC, we are excited that Trodelvy demonstrated improved clinical outcomes for these patients,” said Dr. Loretta M. Itri, Chief Medical Officer of Immunomedics. “We are grateful to all the patients, their families and healthcare providers, as well as our colleagues at Immunomedics, who participated in the ASCENT study and overcame many obstacles, including the COVID-19 pandemic, to complete the collection and analyses of these important data. We look forward to presenting full results at an upcoming medical conference, as well as sharing them with the FDA in support of the full approval of Trodelvy in this difficult-to-treat cancer.”

Trodelvy was recently approved by the FDA as a third-line treatment for adult patients with mTNBC under the agency’s Accelerated Approval Program based on the objective response rate and duration of response observed in a single-arm, multicenter Phase 2 study. The Phase 3 confirmatory ASCENT study was designed under an FDA Special Protocol Assessment (SPA) to validate the promising safety and efficacy activity of Trodelvy that supported its accelerated approval.

“It is gratifying to see the final confirmatory results of Trodelvy in a randomized study supporting the previously reported Phase 2 data that formed the basis of the accelerated approval of Trodelvy. These results provide important additional information for patients and their treating physicians to understand the definitive benefits they are deriving,” commented Dr. Behzad Aghazadeh, Executive Chairman of Immunomedics. “Importantly, the strong ASCENT data reinforce the promise of our unique ADC technology and embolden us to continue our work to change the treatment paradigm for patients with difficult-to-treat cancers.”

Trodelvy carries a black box warning for severe neutropenia and severe diarrhea. The most common adverse reactions occurring in 25 or more percent of patients included nausea, neutropenia, diarrhea, fatigue, anemia, vomiting, alopecia, constipation, decreased appetite, rash and abdominal pain. The most common Grade 3 or 4 adverse events occurring in more than 5 percent of patients were neutropenia, white blood cell count decreased, anemia, hypophosphatemia, diarrhea, fatigue, nausea and vomiting. Two percent of patients discontinued treatment due to adverse events. There were no deaths related to treatment and no severe cases of neuropathy or interstitial lung disease.1

Conference Call

The Company will host a conference call and live audio webcast today at 8:00 a.m. Eastern Time to discuss the ASCENT data. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 8872919. The conference call will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for approximately 30 days.

About ASCENT

The international, open-label confirmatory Phase 3 study enrolled more than 500 patients with metastatic triple-negative breast cancer who had received at least two prior therapies for metastatic disease. Patients were randomized to receive either Trodelvy or a physician’s choice of chemotherapy. The primary endpoint of the study was progression-free survival. Secondary endpoints include overall survival, objective response rate, duration of response, time to onset of response, and other measures of safety and tolerability. More information about ASCENT is available at http://clinicaltrials.gov/show/NCT02574455.

About TRODELVY

Trodelvy (sacituzumab govitecan-hziy) is the lead product and the most advanced program in Immunomedics’ unique antibody-drug conjugate (ADC) platform. Trodelvy is an ADC that is directed against Trop-2, a cell-surface protein expressed in many solid cancers. Trodelvy binds to Trop-2 and delivers the anti-cancer drug, SN-38, to kill cancer cells. Immunomedics has an extensive development program for Trodelvy, including multiple ongoing studies in triple-negative breast cancer, metastatic urothelial cancer, hormone receptor-positive/human epidermal growth factor receptor 2-negative metastatic breast cancer, and metastatic non-small cell lung cancer, either as a monotherapy or in combination with other agents. Visit https://www.trodelvy.com/ for more information.

About triple-negative breast cancer (TNBC)

TNBC is an aggressive type of breast cancer, accounting for up to 20 percent of all breast cancers. The disease is diagnosed more frequently in younger and premenopausal women and is highly prevalent in African American and Hispanic women. TNBC cells do not have estrogen or progesterone hormone receptors, or very much of the human epidermal growth factor receptor 2 – hence the term triple negative. This means that medicines that target these receptors are not typically effective in TNBC. There is currently no approved standard of care for people with previously-treated mTNBC.

About Immunomedics

Immunomedics is a leader in next-generation antibody-drug conjugate (ADC) technology, committed to help transform the lives of people with hard-to-treat cancers. Our proprietary ADC platform centers on using a novel linker that does not require an enzyme to release the payload to deliver an active drug inside the tumor cell and the tumor microenvironment, thereby producing a bystander effect. Trodelvy, our lead ADC, is the first ADC the FDA has approved for the treatment of people with metastatic triple-negative breast cancer and is also the first FDA-approved anti-Trop-2 ADC. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for the timing of the commercial launch of TRODELVY and the Company’s development of TRODELVY for additional indications, clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs and BLA supplements, achieving full FDA approval based on our confirmatory data for TRODELVY, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s reliance on third-party relationships and outsourcing arrangements (for example in connection with manufacturing, logistics and distribution, and sales and marketing) over which it may not always have full control, including the failure of third parties on which the Company is dependent to meet the Company’s business and operational needs for investigational or commercial products and, or to comply with the Company’s agreements or laws and regulations that impact the Company’s business; the Company’s ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain requirements, and promotional and marketing compliance); imposition of significant post-approval regulatory requirements on our product candidates, including a requirement for a post-approval confirmatory clinical study, or failure to maintain or obtain full regulatory approval for the Company’s product candidates, if received, due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the uncertainties inherent in research and development; safety and efficacy concerns related to the Company’s products and product candidates; uncertainties in the rate and degree of market acceptance of products and product candidates, if approved; inability to create an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of the Company’s product candidates, if approved; inaccuracies in the Company’s estimates of the size of the potential markets for the Company’s product candidates or limitations by regulators on the proposed treatment population for the Company’s products and product candidates; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of the Company’s products and product candidates; the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations; new product development (including clinical trials outcome and regulatory requirements/actions); the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates; risks relating to the COVID-19 pandemic in the U.S. and around the world; risks associated with litigation to which the Company is or may become a party, including the cost and potential reputational damage resulting from such litigation; loss of key personnel; competitive risks to marketed products; and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Reference

1.    TRODELVY Prescribing Information. Morris Plains, NJ: Immunomedics Inc, 2020.

For More Information:

Dr. Chau Cheng
(862) 260-3727
ccheng@immunomedics.com

For Media Inquiries:

Darren Opland, Ph.D.
(646) 627-8387
Darren@lifescipublicrelations.com